UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to 13 OR 15(D)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2013

USmart Mobile Device Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50140	16-1642709
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Room 1703, 17/F, Tower 1
Enterprise Square, 9 Sheung Yuet Road
Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices) (Zip Code)

011-852- 2799-1996
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Kun Lin Lee and Man Sing Lai

On August 18, 2013, Messrs Kun Lin Lee and Man Sing Lai resigned as the Chief Financial Officer and Director of USmart Mobile Device Inc. (the “Company”) due to personal reason, respectively. Messrs Lee and Lai confirmed that their resignations were not due to any disagreement with the Company.

The board of directors (the “Board”) of the Company has already begun the process of identifying a qualified independent director candidate to fill Mr. Lai’s seat on the Board and the committees on which he served.

Appointment of Phillip Lo

On August 18, 2013, the Board of the Company appointed Mr. Philip Tsz Fung Lo as the Company’s Chief Financial Officer. Mr. Lo will perform the services and duties that are normally and customarily associated with the CFO position as well as other associated duties as our Board and Chief Executive Officer reasonably determine.

Mr. Lo graduated from the University of Wollongong, NSW Australia in 1992 with a Bachelor of Commerce degree in Accountancy with Merit. In 1994, Mr. Lo received his CPA Programme of Australian Society of CPAs, and currently is a CPA member of the Certified Public Accountants of Australia and a certified public accountant of the Hong Kong Institute of Certified Public Accountants.

Mr. Lo is an independent non-executive director and chairman of Audit Committee of Styland Holdings Limited (211), a company listed on Main Board of The Stock Exchange of Hong Kong Limited, an independent director and chairman of Audit Committee of QKL Stores, Inc., a company listed on NASDAQ (QKLS), and an independent director of Dragon Jade International Limited, a company listed on OTCBB in the United States.

Mr. Lo is also the Managing Director of P&L Financial Consultancy Limited and Shenzhen Xin Wei Management Consultancy Limited, which are a HK private company and a PRC Company in the business of providing financial and management consulting services. From January 2010 to January 2012, Mr. Lo served as the Chief Financial Officer of Wuhan General Group (China) Inc. which produces and manufactures blower and generator in China. Also, from December 2007 to January 2009, Mr. Lo served as the Chief Financial Officer of Wuhan Zhongye Yangluo Heavy Machinery Co., Ltd., which produces and manufactures steel products in China.

Mr. Lo has extensive experience in the areas of corporate management, financial accounting and auditing. He has served as the CFO of USmart Electronic Products Limited, a subsidiary of the Company since July 2013. Mr. Lo is fluent in English, Mandarin and Cantonese.

Mr. Lo had served several public positions. He was a member of the standing committee of the Guangzhou District Committee of CPPCC in Year 2003 to 2007, the vice president of the Council of Guangzhou Association of Enterprises with Foreign Investment in Year 2003, and a Committee member of The Chamber of Guangzhou Foreign Investment Enterprises in Year 2002.

Employment Agreement

In connection with the appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Lo.  Pursuant to the Employment Agreement, Mr. Lo will have a monthly base salary of HK$30,000, Mandatory Provident Fund benefit, annual performance bonus as approved by the Board and other staff benefit.  There is no term for the Employment Agreement. Either party can terminate the agreement at any point with three months notice.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Lo.

Related Party Transactions

There are no related party transactions involving Mr. Lo that are reportable under Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which Mr. Lo is a party or in which he participates nor has there been any material amendment to any plan, contract or arrangement by virtue of Mr. Lo’s appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USmart Mobile Device Inc.

By:	/s/ Ben Wong
Ben Wong
Chief Executive Officer

Date: August 22, 2013